Rule 10f-3 Transaction Exhibit
Nuveen Energy MLP Total Return Fund
FILE #811-22482
ATTACHMENT 77O

   TRADE DATE
   DESCRIPTION OF
SECURITY/ISSUER
   ISSUE SIZE
   AMOUNT PURCHASED
   LIST OF UNDERWRITERS
   NAME OF AFFILIATED BROKER-
DEALER
8/9/2013







QEP Resources Inc. / QEP
Midstream Partners, LP
$420,000,000
$9,450,000
Wells Fargo, Citigroup, Deutsche Bank Securities,
 Morgan Stanley, J.P. Morgan, Goldman Sachs
& Co., SunTrust, CIBC, BMO Capital, BB&T, TD
 Securities, Mitsubishi UFJ Securities, Janney
Montogomery Scott, Piper Jaffray
Piper Jaffray